Exhibit 10.4

Powers of Attorney

I, Junjie Hu (PRC ID Number:                ) and Xin Zhang (RPC ID Number:               ), hold 100% equity interests in Shanghai Earntz Nonwoven Co., Ltd. (“Earntz”) in aggregate (“Equity Interests”), and hereby unconditionally and irrevocably authorize the directors of the direct or indirect shareholders of Shanghai Earn and Earn Management Consulting Co., Ltd. (“Earn & Earn”) or other persons designated by Earn & Earn (each an “Authorized Person”) during the term of this Powers of Attorney to exercise the following rights:

Authorizing the Authorized Person to exercise the following rights in relation to the Equity Interests on behalf of myself as the sole exclusive agent, including but not limited to, (1) attend the shareholders’ meeting of Earntz and execute relevant shareholders’ resolutions on behalf of myself; (2) exercise all shareholders’ rights that I am entitled to under the PRC laws and the articles of association of Earntz, including but not limited to, shareholders’ rights to vote, sell, transfer, pledge or dispose of all or a portion of the Equity Interests; (3) appoint and elect, as my authorized representative, the legal representative, chairman of the board of directors, directors, supervisors, general managers and other senior managements; (4) execute documents, meeting minutes and relevant filling documents in relation to the registration of the company kept by competent administrations of industry and commerce; and (5) exercise the voting right on behalf of the registered shareholders of Earntz when it is bankrupted.

Unless otherwise provided in this Powers of Attorney, the Authorized Person is entitled to declare, use or otherwise dispose of any cash dividends or bonuses generated by the Equity Interests or other non-cash earnings. Unless otherwise provided in this Powers of Attorney, the Authorized Person can take any actions in relation to Equity Interests at its own discretion without my written or oral instruction.

The Authorized Person is entitled to, within the scope of authorization, perform the Equity Interest Pledge Agreement and Exclusive Option Agreement executed on the same date of this Powers of Attorney to which I am a party in time, and the exercise of such rights will not restrict this Power of Attorney.

All actions in relation to the Equity Interests by the Authorized Person shall be deemed as my actions, and all documents executed by the Authorized Person shall be deemed as executed by me, and acknowledge by me. If the Authorized Person intends to assign the authorized rights, with a five-day prior written notice to me, the Authorized Person is entitled to assign its rights under the aforementioned matters and the exercise of my Equity Interests to other individual or entity, without my consent.

During the term of this Powers of Attorney, I hereby waive all rights in relation to the Equity Interests which have been granted to the Authorized Person by this Powers of Attorney and I will no longer exercise such rights. Where part of this Powers of Attorney becomes invalid or unenforceable as compulsorily required by laws, the remaining authorization shall continuously be effective.

This Power of Attorney shall be come into effect on the execution date as of July 9, 2021, and shall be irrevocably and continuously effective during the term when I am the shareholder of Earntz, commencing from the execution date of this Powers of Attorney. Once this Powers of Attorney is terminated in full or in part upon the written notice of Earn & Earn, I will immediately withdraw my authorization and assignment to Earn & Earn hereto, and immediately execute a power of attorney in the same format of this Powers of Attorney to make the same authorization and assignment to other persons nominated by Earn & Earn.

Hu, Junjie (Signature): /s/ Hu, Junjie

Zhang, Xin (Signature): /s/ Zhang, Xin

Date: July 9, 2021